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                                EXHIBIT 5.1


                                May 28, 1998

ADAC Laboratories
540 Alder Drive
Milpitas, California 95035

        Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 28, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 847,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1992 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

        It is our opinion that, when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                     Sincerely,

                                     WILSON, SONSINI, GOODRICH & ROSATI
                                     Professional Corporation